Exhibit 10.13

Execution version

TERMS AND CONDITIONS FOR

BABYLON HOLDINGS LIMITED

USD 50,000,000

SENIOR UNSECURED FIXED RATE

BONDS 2021/2022

ISIN: NO0011074593

LEI: 549300613X6447C00597

Issue Date: 18 August 2021

SELLING RESTRICTIONS

No action is being taken that would or is intended to permit a public offering of the Bonds or the possession, circulation or distribution of this document or any other material relating to the Issuer or the Bonds in any jurisdiction other than Sweden, where action for that purpose is required. Persons into whose possession this document comes are required by the Issuer to inform themselves about, and to observe, any applicable restrictions.

The Bonds have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and are subject to U.S. tax law requirements. The Bonds may not be offered, sold or delivered within the United States of America or to, or for the account or benefit of, U.S. persons, except for “Qualified Institutional Buyers” (“QIB”) within the meaning of Rule 144A under the U.S. Securities Act.

Holders located in the United States are not permitted to transfer Bonds except (i) subject to an effective registration statement under the U.S. Securities Act, (ii) to a person that the Holder reasonably believes is a QIB within the meaning of Rule 144A that is purchasing for its own account, or the account of another QIB, to whom notice is given that the resale, pledge or other transfer may be made in reliance on Rule 144A, (iii) outside the United States in accordance with Regulation S under the U.S. Securities Act, (iv) pursuant to an exemption from registration under the U.S. Securities Act provided by Rule 144 thereunder (if available) and (v) pursuant to any other available exemption from registration under the U.S. Securities Act, subject to the receipt by the Issuer of an opinion of counsel or such other evidence that the Issuer may reasonably require confirming that such sale or transfer is in compliance with the Securities Act.

PRIVACY NOTICE

The Issuer, the Paying Agent and the Agent may collect and process personal data relating to the holders, the Holders’ representatives or agents, and other persons nominated to act on behalf of the Holders pursuant to the Finance Documents (name, contact details and, when relevant, holding of Bonds). The personal data relating to the Holders is primarily collected from the registry kept by the CSD. The personal data relating to other persons is primarily collected directly from such persons.

The personal data collected will be processed by the Issuer, the Paying Agent and the Agent for the following purposes:

(a)	to exercise their respective rights and fulfil their respective obligations under the Finance Documents;

(b)	to manage the administration of the Bonds and payments under the Bonds;

(c)	to enable the Holders’ to exercise their rights under the Finance Documents; and

(d)	to comply with their obligations under applicable laws and regulations.

The processing of personal data by the Issuer, the Paying Agent and the Agent in relation to items (a) - (c) is based on their legitimate interest to exercise their respective rights and to fulfil their respective obligations under the Finance Documents. In relation to item (d), the processing is based on the fact that such processing is necessary for compliance with a legal obligation incumbent on the Issuer, the Paying Agent or the Agent. Unless otherwise required or permitted by law, the personal data collected will not be kept longer than necessary given the purpose of the processing.

Personal data collected may be shared with third parties, such as the CSD, when necessary to fulfil the purpose for which such data is processed.

Subject to any legal preconditions, the applicability of which have to be assessed in each individual case, data subjects have the rights as follows. Data subjects have the right to get access to their personal data and may request the same in writing at the address of the Issuer, the Paying Agent and the Agent, respectively. In addition, data subjects have the right to (i) request that personal data is rectified or erased, (ii) object to specific processing, (iii) request that the processing be restricted and (iv) receive personal data provided by themselves in machine-readable format. Data subjects are also entitled to lodge complaints with the relevant supervisory authority if dissatisfied with the processing carried out.

The Issuer’s, the Paying Agent’s and the Agent’s addresses, and the contact details for their respective Data Protection Officers (if applicable), are found on their websites www.babylonhealth.com and www.nordictrustee.com.

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION	1

2.	THE AMOUNT OF THE BONDS AND UNDERTAKING TO MAKE PAYMENTS	9

3.	STATUS OF THE BONDS	9

4.	USE OF PROCEEDS	9

5.	CONDITIONS PRECEDENT	9

6.	THE BONDS AND TRANSFERABILITY	10

7.	REGISTRATION OF THE BONDS	11

8.	RIGHT TO ACT ON BEHALF OF A HOLDER	11

9.	PAYMENTS IN RESPECT OF THE BONDS	12

10.	INTEREST	13

11.	REDEMPTION AND REPURCHASE OF THE BONDS	14

12.	MAINTENANCE TEST	15

13.	SPECIAL UNDERTAKINGS	15

14.	ACCELERATION OF THE BONDS	18

15.	DISTRIBUTION OF PROCEEDS	22

16.	DECISIONS BY HOLDERS	22

17.	HOLDERS’ MEETING	25

18.	WRITTEN PROCEDURE	26

19.	AMENDMENTS AND WAIVERS	26

20.	APPOINTMENT AND REPLACEMENT OF THE AGENT	27

21.	APPOINTMENT AND REPLACEMENT OF THE PAYING AGENT	31

22.	APPOINTMENT AND REPLACEMENT OF THE CSD	31

23.	NO DIRECT ACTIONS BY HOLDERS	31

24.	TIME-BAR	32

25.	NOTICES	32

26.	FORCE MAJEURE AND LIMITATION OF LIABILITY	33

27.	GOVERNING LAW AND JURISDICTION	34

SCHEDULE 1	FORM OF COMPLIANCE CERTIFICATE	36

SCHEDULE 2	MATERIAL GROUP COMPANIES	37

SCHEDULE 3	ORIGINAL GROUP COMPANIES	38

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In these terms and conditions (the “Terms and Conditions”):

“Account Operator” means a bank or other party duly authorised to operate as an account operator and through which a Holder has opened a Securities Account in respect of its Bonds.

“Accounting Principles” means, in relation to the consolidated accounts of the Group, (i) the international financial reporting standards (IFRS) within the meaning of Regulation 1606/2002/EC (or as otherwise adopted or amended from time to time) or (ii) United States Generally Accepted Accounting Principles (US GAAP), as applicable.

“Adjusted Nominal Amount” means the total aggregate Nominal Amount of the Bonds outstanding at the relevant time less the total aggregate Nominal Amount of all Bonds owned by the Issuer, a Group Company or an Affiliate of the Issuer or a Group Company, irrespective of whether such Person is directly registered as owner of such Bonds.

“Advance Purchase Agreement” means (a) an advance or deferred purchase agreement if the agreement is in respect of the supply of assets or services and payment in the normal course of business with credit periods which are normal for the relevant type of project contracts, or (b) any other trade credit incurred in the ordinary course of business.

“Affiliate” means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purpose of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means the Holders’ agent under these Terms and Conditions from time to time; initially Nordic Trustee & Agency AB (publ), reg. no. 556882-1879, P.O. Box 7329 SE-103 90 Stockholm, Sweden.

“Agent Agreement” means the fee agreement entered into between the Agent and the Issuer no later than on the Issue Date regarding, inter alia, the remuneration payable to the Agent, or any replacement agency agreement entered into after the Issue Date between the Issuer and an Agent.

“Bond” means debt instruments (Sw. skuldförbindelser), each for the Nominal Amount issued by the Issuer and which are governed by and issued under these Terms and Conditions.

“Bond Issue” has the meaning set forth in Clause 2.1.

“Business Day” means a day (a) other than a Saturday, Sunday or other public holiday in Sweden, Norway or the United Kingdom; (b) on which the relevant CSD settlement system is open; and (c) on which the relevant Bond currency settlement system is open.

“Business Day Convention” means that if the last day of any Interest Period originally falls on a day that is not a Business Day, no adjustment will be made to the Interest Period.

“Cash and Cash Equivalents” means the Group’s aggregated cash and cash equivalents in accordance with the Accounting Principles as set forth in the most recent Financial Report.

“Change of Control Event” means the occurrence of an event or series of events whereby one or more Persons (other than the Main Shareholder) acting together, acquire control over the Issuer and where “control” means (i) acquiring or controlling, directly or indirectly, more than fifty (50.00) per cent. of the votes of the Issuer, or (ii) the right to, directly or indirectly, appoint or remove the whole or a majority of the directors of the board of managers of the Issuer, excluding, for the avoidance of doubt, any change of control pursuant to, or in connection with, the SPAC Transaction.

“Compliance Certificate” means a certificate, substantially in the form set out in Schedule 1 (Form of Compliance Certficate), signed by an authorised signatory of the Issuer certifying that so far as it is aware no Event of Default is continuing or, if it is aware that such event is continuing, specifying the event and steps, if any, being taken to remedy it and that the Maintenance Test is complied with as per the last day of the financial quarter to which the Compliance Certificate refers to and/or that the Minimum Material Group Coverage Ratio is met and a list of the relevant Material Group Companies.

“Consolidated Revenue” means consolidated net revenue of the Group in accordance with the Accounting Principles as set forth in the most recent Financial Report.

“CSD” means the central securities depository and registrar in respect of the Bonds from time to time; initially Verdipapirsentralen ASA (VPS) in Norway.

“Event of Default” means an event or circumstance specified in Clause 14.1.

“Existing Shareholder” means any existing shareholder of the Issuer per the Bond Issue.

“Existing Shareholder Related Entity” means each of the following:

(a)	any Founder Related Entity;

(b)	the executor or personal representative of any Existing Shareholder and/or Existing Shareholder Related Entity;

(c)

any trust or foundation established by any Existing Shareholder and/or any other Existing Shareholder Related Entity for the principal benefit of any Existing Shareholder and/or any Existing Shareholder Related Entity;

(d)

any entity (whether formed as a corporate or unincorporated body and whether or not having separate legal personality) which is directly or indirectly controlled by such trust or foundation as defined in item (c) above;

(e)

any partnership established by any Existing Shareholder and/or any other Existing Shareholder Related Entity which is controlled by any Existing Shareholder and/or any Existing Shareholder Related Entity;

(f)

any entity (whether formed as a corporate or unincorporated body and whether or not having separate legal personality) which is directly or indirectly controlled by, or under common control with, such partnership as defined in item (e) above;

(g)

any entity (whether formed as a corporate or unincorporated body and whether or not having a separate legal personality) which is directly or indirectly, through one or more intermediaries, or which is controlled by, or under common control with, any Existing Shareholder;

(h)

any charitable entity (whether formed as a trust, corporate or unincorporated body and whether or not having separate legal personality) created by any Existing Shareholder and/or any Existing Shareholder Related Entity which is regarded as charitable under the laws of any jurisdiction;

(i)	any pension or retirement account created by any Existing Shareholder and/or any Existing Shareholder Related Entity under the laws of any jurisdiction; or

(j)	any trustee, custodian, general partner, nominee or equivalent of any person or entity described in paragraphs (a) to (i) above.

“Final Redemption Date” means 18 August 2022.

“Finance Documents” means these Terms and Conditions, the Agent Agreement and any other document designated as such by the Agent and the Issuer.

“Finance Lease” means a lease or hire purchase contract which in accordance with the Accounting Principles is treated as an asset and a corresponding balance sheet liability.

“Financial Indebtedness” means any indebtedness in respect of:

(a)	monies borrowed or raised;

(b)	the amount of any liability in respect of any lease or hire purchase contract, a liability under which would, in accordance with the Accounting Principles, be treated as a balance sheet liability;

(c)	receivables sold or discounted (other than on a non-recourse basis);

(d)

any amount raised under any other transaction having the commercial effect of a borrowing (including forward sale or purchase arrangements but excluding, for the avoidance of doubt, long term licensing contracts where the customer pays cash at the start of the contract for the duration of the contract);

(e)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the mark to market value shall be taken into account);

(f)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(g)	(without double counting) any guarantee or other assurance against financial loss in respect of a type referred to in paragraphs (a) to (f) above.

“Financial Report” means the annual audited consolidated financial statements of the Group and the quarterly interim unaudited consolidated reports of the Group, which shall be prepared and made available according to Clause 13.11 (Information undertakings).

“Force Majeure Event” has the meaning set forth in Clause 26.1.

“Founder” means Dr Ali Parsadoust.

“Founder Related Entities” means each of the following:

(a)	the Founder’s spouse, widow, children or remoter issue;

(b)	the Founder’s executor or personal representative, or the executor or personal representative of any Founder Related Entity;

(c)	any trust or foundation established by the Founder and/or any other Founder Related Entity for the principal benefit of the Founder and/or any Founder Related Entity;

(d)

any entity (whether formed as a corporate or unincorporated body and whether or not having separate legal personality) which is directly or indirectly controlled by such trust or foundation as defined in item (c) above;

(e)	any partnership established by the Founder and/or any other Founder Related Entity which is controlled by the Founder and/or any Founder Related Entity;

(f)

any entity (whether formed as a corporate or unincorporated body and whether or not having separate legal personality) which is directly or indirectly controlled by, or under common control with, such partnership as defined in item (e) above;

(g)

any entity (whether formed as a corporate or unincorporated body and whether or not having a separate legal personality) which is directly or indirectly, through one or more intermediaries, or which is controlled by, or under common control with, the Founder;

(h)

any charitable entity (whether formed as a trust, corporate or unincorporated body and whether or not having separate legal personality) created by the Founder and/or any Founder Related Entity which is regarded as charitable under the laws of any jurisdiction;

(i)	any pension or retirement account created by the Founder and/or any Founder Related Entity under the laws of any jurisdiction; or

(j)	any trustee, custodian, general partner, nominee or equivalent of any person or entity described in paragraphs (a) to (i) above.

“Group” means the Issuer and all its Subsidiaries from time to time.

“Group Company” means the Issuer, each Original Group Company and each other Subsidiary of the Issuer.

“Holder” means the Person who is registered on a Securities Account as direct registered owner (Sw. ägare) or nominee (Sw. förvaltare) with respect to a Bond, subject however to Clause 8 (Right to act on behalf of a Holder).

“Holders’ Meeting” means a meeting among the Holders held in accordance with Clause 17 (Holders’ Meeting).

“Interest” means the interest on the Bonds calculated in accordance with Clauses 10.1 to 10.3.

“Interest Payment Date” means 18 November 2021, 18 February 2021, 18 May 2021 and the Final Redemption Date (or any final redemption date prior thereto).

“Interest Period” means the period from (and including) (i) the Issue Date of the Bonds or (ii) the previous Interest Payment Date (as applicable), up to (but excluding) (i) the subsequent

Interest Payment Date or (ii) the Final Redemption Date (or any final redemption date prior thereto) (and if an Interest Period ends on a day which is not a Business Day, then the Payment Date will be adjusted in accordance with Clause 9.3).

“Interest Rate” means a fixed interest rate of ten (10.00) per cent. per annum.

“Issue Date” means 18 August 2021 (or such later date as agreed in accordance with Clause 5.2).

“Issuer” means Babylon Holdings Limited, a limited company organised under the laws of Jersey with reg. no. 115471.

“Jersey” means the Bailiwick of Jersey, Channel Islands.

“Main Shareholder” means ALP Partners Limited, a limited company organised under the laws of Jersey with reg. no. 114474.

“Maintenance Test” shall have the meaning set forth in Clause 12.1.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, financial condition or operations of the Group taken as a whole;

(b)	the Issuer’s ability to perform and comply with its obligations under these Terms and Conditions; or

(c)	the validity or enforceability of these Terms and Conditions.

“Material Group Company” means the Issuer and each Group Company listed in Schedule 2 (Material Group Companies), and, if required to meet the Minimum Material Group Coverage Ratio, any other Group Company listed in the schedule of Material Group Companies attached to a Compliance Certificate delivered to the Agent in accordance with the Terms and Conditions.

“Minimum Material Group Coverage Ratio” means that (i) the aggregated net revenue of the Material Group Companies (calculated on the same basis as Consolidated Revenue) shall be at least 90.00 per cent. of Consolidated Revenue and (ii) the total assets of the Material Group Companies shall be at least 90.00 per cent. of the total assets of the Group, in each case tested quarterly based on the most recent Financial Report.

“Net Proceeds” means the proceeds from the Bond Issue after deduction has been made for any Transaction Costs.

“Nominal Amount” has the meaning ascribed to it in Clause 2.1.

“Original Group Company” means each company listed in Schedule 3 (Original Group Companies).

“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD from time to time; initially NT Services AS, reg. no. 916 482 574, Kronprinsesse Märthas plass 1, N-0160 Oslo, Norway.

“Payment Date” means any Interest Payment Date or any Redemption Date.

“Permitted Debt” means any Financial Indebtedness:

(a)	incurred under the Bonds;

(b)	the VNV Loan, until repaid in full;

(c)	subject to Clause 13.5 (Loans out), taken up from a Group Company;

(d)	under any guarantee issued by a Group Company for the obligations of any Group Company, in the ordinary course of business;

(e)	incurred pursuant to any Finance Leases entered into in the ordinary course of the Group’s business;

(f)	incurred under Advance Purchase Agreements or under guarantees made in relation to such Advance Purchase Agreements;

(g)	incurred under any counter-indemnity obligation and in the ordinary course of business;

(h)	any Financial Indebtedness arising under any hedging transactions for nonspeculative purposes in the ordinary course of business of the relevant Group Company;

(i)	incurred in the ordinary course of business by any Group Company under any pension or tax liabilities;

(j)	incurred for the purpose of refinancing the Bonds in full (excluding any Bonds held by a Group Company);

(k)

incurred by the Issuer (or any other Group Company) from any Existing Shareholder and/or any of the Existing Shareholder Related Entities, provided in each case that such Financial Indebtedness (i) according to its terms (or pursuant to a subordination agreement), is subordinated to the obligations of the Issuer under the Terms and Conditions, (ii) according to its terms have a final redemption date or, when applicable, early redemption dates or instalment dates which occur after the Final Redemption Date, and (iii) according to its terms yield only payment-in-kind interest; and

(l)	not permitted by items (a) to (k) above, in an aggregate amount not at any time exceeding USD 10,000,000 (or its equivalent in other currencies).

“Permitted Distribution” means (whether directly or indirectly) any payment, distribution, loan, transaction or other transfer of value made by a Group Company to another Group Company, provided that if such payment is made by a Subsidiary which is not directly or indirectly wholly owned by the Issuer, is made on a pro rata basis.

“Permitted Security” means any Security or guarantee:

(a)

arising by operation of law or in the ordinary course of business (including collateral or retention of title arrangements in connection with Advance Purchase Agreements but, for the avoidance of doubt, not including guarantees or security in respect of any monies borrowed or raised);

(b)	provided in relation to any Finance Lease as set out in paragraph (e) in the definition of Permitted Debt;

(c)	arising under any netting or set off arrangements under financial derivatives transactions or bank account arrangements, including group cash pool arrangements;

(d)	provided for any collateral or guarantees issued by a Group Company in the ordinary course of business;

(e)	provided in relation to any counter-indemnity obligation and in the ordinary course of business as set out in paragraph (g) in the definition of Permitted Debt; and

(f)	agreed to be provided for the benefit of the financing provider(s) in relation to a refinancing of the Bonds in full (excluding any Bonds held by a Group Company).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organisation, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality.

“Record Date” means the date on which a Holder’s ownership of Bonds shall be recorded in the CSD as follows:

(a)	in relation to payments pursuant to these Terms and Conditions, the date designated as the relevant Record Date in accordance with the rules of the CSD from time to time; or

(b)

for the purpose of casting a vote with regard to Clause 16 (Decision by Holders), the date falling on the immediate preceding Business Day to the date of that Holders’ decision being made or, with respect to a Written Procedure, the date specified in the relevant communication, or another relevant date as accepted by the Agent in accordance with these Terms and Conditions.

“Redemption Date” means the date on which the relevant Bonds are to be redeemed or repurchased in accordance with Clause 11 (Redemption and repurchase of the Bonds).

“Reference Date” means the last day of each quarter of the Issuer’s financial year.

“Securities Account” means the account for dematerialised securities maintained by the CSD in which (a) an owner of such security is directly registered or (b) an owner’s holding of securities is registered in the name of a nominee.

“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person, or any other agreement or arrangement having a similar effect.

“Sole Bookrunner” means Pareto Securities AB, reg. no. 556206-8956, P.O. Box 7415, SE-103 91 Stockholm, Sweden.

“SPAC Transaction” means the merger between Liberty USA Merger Sub, Inc. (“Merger Sub”, a wholly owned subsidiary of the Company) and Alkuri Global Acquisition Corp. (“Alkuri”, a special purpose acquisition company) in accordance with the agreement and plan of merger dated 3 June 2021 between the Company, Merger Sub and Alkuri, following completion of which, the shares in the Issuer will be listed on The Nasdaq Stock Market, New York.

“Subsidiary” means, in relation to the Issuer, (i) any corporation of which the right or ability to elect a majority of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Issuer or one or more of the other Subsidiaries of the Issuer or a combination thereof, or (ii) any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar voting interest is at the time owned or controlled, directly or indirectly, by the Issuer or one or more Subsidiaries of the Issuer or a combination thereof.

“Transaction Costs” means all fees, costs and expenses incurred by a Group Company (including, but not limited to, any fees payable by the Issuer to the Agent, Paying Agent and Sole Bookrunner and legal advisers for the services provided in relation to the placement and issuance of the Bonds) in connection with the Bond Issue.

“USD” means United States dollar, the lawful currency of the United States of America.

“VNV Loan” means a bridge loan provided by VNV (Cyprus) Limited to the Issuer in the principal amount of USD 15,000,000.

“Written Procedure” means the written or electronic procedure for decision making among the Holders in accordance with Clause 18 (Written Procedure).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in these Terms and Conditions to:

(i)	“assets” includes present and future properties, revenues and rights of every description;

(ii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iii)	any agreement or instrument is a reference to that agreement or instrument as supplemented, amended, novated, extended, restated or replaced from time to time;

(iv)

a “regulation” includes any regulation, rule or official directive (whether or not having the force of law, but if not having the force of law, is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency or department;

(v)	a provision of law is a reference to that provision as amended or re-enacted; and

(vi)	a time of day is a reference to Oslo time.

(b)	An Event of Default is continuing if it has not been remedied or waived.

(c)

When ascertaining whether a limit or threshold specified in USD has been attained or broken, an amount in another currency shall be counted on the basis of the rate of exchange for such currency against USD for the previous Business Day as reported by Bloomberg on its website. If no such rate is available, the most recently published rate shall be used instead.

(d)

No delay or omission of the Agent or of any Holder to exercise any right or remedy under the Finance Documents shall impair or operate as a waiver of any such right or remedy, unless otherwise stated in the Finance Documents.

(e)

The selling restrictions, the privacy notice and any other information contained in this document before the table of contents section do not form part of these Terms and Conditions and may be updated without the consent of the Holders and the Agent.

2.	THE AMOUNT OF THE BONDS AND UNDERTAKING TO MAKE PAYMENTS

2.1

The aggregate amount of the bond loan will be an amount of USD 50,000,000 which will be represented by Bonds, each of a nominal amount of USD 100,000 (the “Nominal Amount”). All Bonds are issued on a fully paid basis at an issue price of ninety-six (96.00) per cent. of the Nominal Amount. Bonds may be paid for by way of set-off against the amount outstanding under the VNV Loan.

2.2	The ISIN for the Bonds is NO0011074593.

2.3	The minimum permissible investment in connection with the Bond Issue is USD 1,500,000.

2.4	The Issuer undertakes to repay the Bonds, to pay Interest and to otherwise act in accordance and comply with these Terms and Conditions.

2.5	The Bonds are denominated in USD and each Bond is constituted by these Terms and Conditions.

2.6	By subscribing for Bonds, each initial Holder agrees that the Bonds shall benefit from and be subject to the Finance Documents and by acquiring Bonds each subsequent Holder confirms such agreement.

3.	STATUS OF THE BONDS

The Bonds constitute direct, general, unconditional, unsubordinated and unsecured obligations of the Issuer and shall at all times rank at least pari passu with all direct, unconditional, unsubordinated and unsecured obligations of the Issuer and without any preference among them, except for obligations mandatorily preferred by law applying to companies generally.

4.	USE OF PROCEEDS

The Net Proceeds of the Bond Issue shall be used towards general corporate purposes of the Group and refinancing of the VNV Loan in full.

5.	CONDITIONS PRECEDENT

5.1	The Issuer shall provide to the Agent, prior to the Issue Date, the following:

(a)

copies of constitutional documents and corporate resolutions of the Issuer (approving the Finance Documents to which it is a party and any other documents necessary in connection therewith, and authorising a signatory/-ies to execute such documents), together constituting evidence that such documents have been duly executed;

(b)	copies of the Finance Documents, duly executed;

(c)	a Jersey legal opinion in customary form and content on the capacity and due execution of the Issuer of the Finance Documents issued by a reputable law firm;

(d)	confirmation that the Bonds are registered in the CSD (by obtaining an ISIN for the Bonds);

(e)	an agreed form Compliance Certificate; and

(f)	evidence in the form of a Compliance Certificate signed by the Issuer that the Minimum Material Group Coverage Ratio is met, together with a list of the relevant Material Group Companies.

5.2

The Agent shall promptly confirm to the Paying Agent and the Sole Bookrunner when it is satisfied that the conditions in Clause 5.1 have been fulfilled (or amended or waived in accordance with Clause 19 (Amendments and waivers)). The Issue Date shall not occur (i) unless the Agent makes such confirmation to the Paying Agent and the Sole Bookrunner prior to the Issue Date, or (ii) if the Sole Bookrunner and the Issuer agree to postpone the Issue Date.

5.3

The Agent may assume that the documentation and evidence delivered to it pursuant to Clause 5.1 is accurate, legally valid, enforceable, correct, true and complete unless it has actual knowledge to the contrary and the Agent does not have to verify or assess the contents of any such documentation or evidence. The Agent does not have any obligation to review the documentation and evidence set out in this Clause 5 from a legal or commercial perspective on behalf of the Holders.

5.4

Following receipt by the Paying Agent and the Sole Bookrunner of a confirmation in accordance with Clause 5.2, the Paying Agent shall settle the issuance of the Bonds and the Sole Bookrunner shall pay the Net Proceeds to the Issuer on the Issue Date.

6.	THE BONDS AND TRANSFERABILITY

6.1	Each Holder is bound by these Terms and Conditions without there being any further actions required to be taken or formalities to be complied with.

6.2

The Bonds are freely transferable. All Bond transfers are subject to these Terms and Conditions and these Terms and Conditions are automatically applicable in relation to all Bond transferees upon completed transfer.

6.3	Upon a transfer of Bonds, any rights and obligations under the Finance Documents relating to such Bonds are automatically transferred to the transferee.

6.4

No action is being taken in any jurisdiction that would or is intended to permit a public offering of the Bonds or the possession, circulation or distribution of any document or other material relating to the Issuer or the Bonds in any jurisdiction other than Sweden, where action for that purpose is required. Each Holder must inform itself about, and observe, any applicable restrictions to the transfer of material relating to the Issuer or the Bonds, (due to, e.g., its nationality, its residency, its registered address or its place(s) of business). Each Holder must ensure compliance with such restrictions at its own cost and expense.

6.5

For the avoidance of doubt and notwithstanding the above, a Holder which allegedly has purchased Bonds in contradiction to mandatory restrictions applicable to such transaction may nevertheless utilise its voting rights under these Terms and Conditions and shall be entitled to exercise its full rights as a Holder hereunder, in each case until such allegations have been resolved.

7.	REGISTRATION OF THE BONDS

7.1

The Bonds will be registered for the Holders on their respective Securities Accounts and no physical Bonds will be issued. Accordingly, the Bonds will be registered in accordance with the relevant securities registration legislation and the requirements of the CSD. Registration requests relating to the Bonds shall be directed to an Account Operator. The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Terms and Conditions give notice to the CSD of any such amendment or variation.

7.2

The Bonds have not been registered under any other country’s legislation than that of the country in which the Bonds are registered, being Norway. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of Norway.

7.3

For the avoidance of doubt, the Agent is entitled to obtain information from the debt register kept by the CSD in respect of the Bonds. For the purpose of carrying out any administrative procedure that arises out of these Terms and Conditions, the Paying Agent shall be entitled (to the extent allowed under applicable law) to obtain information from the debt register kept by the CSD in respect of the Bonds.

7.4

The Agent and the Paying Agent may use the information referred to in Clause 7.3 only for the purposes of carrying out their duties and exercising their rights in accordance with these Terms and Conditions and the Agent Agreement (as applicable) and shall not disclose such information to any Holder or third party unless necessary for such purposes.

8.	RIGHT TO ACT ON BEHALF OF A HOLDER

8.1

If any Person other than a Holder wishes to exercise any rights under the Finance Documents, it must obtain a power of attorney (or, if applicable, a coherent chain of powers of attorney), a certificate from the authorised nominee or other sufficient proof of authorisation for such Person.

8.2

If a beneficial owner of a Bond not being registered as a Holder wishes to exercise any rights under the Finance Documents (without obtaining a power of attorney or other proof of authorisation pursuant to Clause 8.1), it must obtain other proof of ownership of the Bonds, acceptable to the Agent.

8.3

A Holder (whether registered as such or proven to the Agent’s satisfaction to be the beneficial owner of the Bond as set out in Clause 8.2) may issue one or several powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by it. Any such representative may act independently under the Finance Documents in relation to the Bonds for which such representative is entitled to represent the Holder or the beneficial owner and may further delegate its right to represent such Person by way of a further power of attorney.

8.4

The Agent shall only have to examine the face of a power of attorney or other proof of authorisation or ownership that has been provided to it pursuant to Clauses 8.1, 8.2 and 8.3 and may assume that it has been duly authorised, is valid, has not been revoked or superseded and that it is in full force and effect, unless otherwise is apparent from its face.

8.5

These Terms and Conditions shall not affect the relationship between a Holder who is the nominee (Sw. förvaltare) with respect to a Bond and the owner of such Bond, and it is the responsibility of such nominee to observe and comply with any restrictions that may apply to it in this capacity.

9.	PAYMENTS IN RESPECT OF THE BONDS

9.1

The Issuer will unconditionally make available to or to the order of the Agent and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Terms and Conditions at such times and to such accounts as specified by the Agent and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Terms and Conditions.

9.2

Payment constituting good discharge of the Issuer’s payment obligations to the Holders under these Terms and Conditions will be deemed to have been made to each Holder once the amount has been credited to the bank holding the bank account nominated by the Holder in connection with its Securities Account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Holder in question.

9.3

If a Payment Date or a date for other payments to the Holders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open and which is also a business day in Norway and the United Kingdom.

9.4

If, due to any obstacle for the CSD, the Issuer cannot make a payment or repayment, such payment or repayment may be postponed until the obstacle has been removed. Interest shall accrue in accordance with Clause 10.4 during such postponement.

9.5

If payment or repayment is made in accordance with this Clause 9, the Issuer and the CSD shall be deemed to have fulfilled their obligation to pay, irrespective of whether such payment was made to a Person not entitled to receive such amount, unless the Issuer or the CSD (as applicable) was aware that the payment was being made to a Person not entitled to receive such amount.

9.6

The Issuer shall pay any stamp duty and other public fees accruing in connection with the Bond Issue, but not in respect of trading in the secondary market (except to the extent required by applicable law). The Issuer shall not be liable to reimburse any stamp duty or public fee or to gross-up any payments under these Terms and Conditions by virtue of any withholding tax.

9.7

Notwithstanding anything to the contrary in these Terms and Conditions, the Bonds shall be subject to, and any payment made in relation thereto shall be made in accordance with, the rules and procedures of the CSD.

9.8

All amounts payable under these Terms and Conditions shall be payable in the denomination of the Bonds set out in Clause 2.1. If, however, the denomination differs from the currency of the bank account connected to the Holder’s account in the CSD, any cash settlement may be exchanged and credited to this bank account.

9.9

Any specific payment instructions, including foreign exchange bank account details, to be connected to the Holder’s account in the CSD must be provided by the relevant Holder to the Paying Agent (either directly or through its Account Operator in the CSD) within five (5) Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Holder’s bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.

10.	INTEREST

10.1	The Bonds will bear Interest at the Interest Rate applied to the Nominal Amount from (and including) the Issue Date up to (but excluding) the relevant Redemption Date.

10.2

Interest accrues during an Interest Period. Payment of Interest in respect of the Bonds shall be made quarterly in arrear on each Interest Payment Date for the preceding Interest Period to each Holder registered as such in the CSD at the relevant Record Date.

10.3	Interest shall be calculated on the basis of a three hundred and sixty (360) day year comprised of twelve (12) months of thirty (30) days each (30/360-days basis, unadjusted), unless:

(a)

the last day in the relevant Interest Period is the 31st calendar day but the first day of that Interest Period is a day other than the 30th or the 31st day of a month, in which case the month that includes that last day shall not be shortened to a thirty (30) day month; or

(b)	the last day of the relevant Interest Period is the last calendar day in February, in which case February shall not be lengthened to a thirty (30) day month.

10.4

If the Issuer fails to pay any amount payable by it under these Terms and Conditions on its due date, default interest shall accrue on the overdue amount from (and including) the due date up to (but excluding) the date of actual payment at a rate which is two hundred (200) basis points higher than the Interest Rate. Accrued default interest shall not be capitalised. No default interest shall accrue where the failure to pay was solely attributable to the Agent or the CSD, in which case the Interest Rate shall apply instead.

11.	REDEMPTION AND REPURCHASE OF THE BONDS

11.1	Redemption at maturity

The Issuer shall redeem all, but not only some, of the Bonds in full on the Final Redemption Date with an amount per Bond equal to the Nominal Amount together with accrued but unpaid Interest.

11.2	The Group’s purchase of Bonds

Each Group Company (including, for the avoidance of doubt, the Issuer) may at any time purchase Bonds. Bonds held by a Group Company may at such Group Company’s discretion be retained or sold, but not cancelled. However, Bonds held by the Issuer may be cancelled in connection with a full redemption of the Bonds.

11.3	Voluntary total redemption

(a)

The Issuer may redeem all, but not only some, of the outstanding Bonds in full on any Business Day at an amount per Bond equal to one hundred (100.00) per cent. of the Nominal Amount, together with accrued but unpaid Interest.

(b)

Redemption in accordance with this Clause 11.3 shall be made by the Issuer giving not less than ten (10) Business Days’ notice to the Holders and the Agent. Any such notice shall state the Redemption Date and the relevant Record Date and is irrevocable but may, at the Issuer’s discretion, contain one or more conditions precedent. Upon expiry of such notice and the fulfilment of the conditions precedent (if any), the Issuer is bound to redeem the Bonds in full at the applicable amounts on the specified Redemption Date.

11.4	Mandatory total redemption

(a)

The Issuer shall redeem all, but not only some, of the outstanding Bonds in full not later than ten (10) Business Days after the proceeds of the SPAC Transaction have been received by the Issuer, together with accrued but unpaid Interest as at the relevant Redemption Date.

(b)

Redemption in accordance with this Clause 11.4 shall be made by the Issuer giving not less than five (5) Business Days’ notice to the Holders and the Agent. Any such notice shall state the Redemption Date and the relevant Record Date and is irrevocable but may, at the Issuer’s discretion, contain one or more conditions precedent. Upon expiry of such notice and the fulfilment of the conditions precedent (if any), the Issuer is bound to redeem the Bonds in full at the applicable amounts on the specified Redemption Date.

11.5	Mandatory repurchase due to a Change of Control Event (put option)

(a)

Upon a Change of Control Event occurring and continuing, each Holder shall have the right to request that all, or only some, of its Bonds are repurchased (whereby the Issuer shall have the obligation to repurchase such Bonds) at a price per Bond equal to one hundred and one (101.00) per cent. of the Nominal Amount, together with accrued but unpaid Interest, during a period of thirty (30) calendar days following receipt of a notice from the Issuer of the Change of Control Event in accordance with paragraph (a)(v) of Clause 13.11. For the avoidance of doubt, the thirty (30) calendar days’ notice period may not start earlier than upon the occurrence of the Change of Control Event.

(b)

The notice from the Issuer pursuant to paragraph (a)(v) of Clause 13.11 shall specify the repurchase date and include instructions about the actions that a Holder needs to take if it wants Bonds held by it to be repurchased. If a Holder has so requested, and acted in accordance with the instructions in the notice from the Issuer, the Issuer, or a Person designated by the Issuer, shall repurchase the relevant Bonds and the repurchase amount shall fall due on the repurchase date specified in the notice given by the Issuer pursuant to paragraph (a)(v) of Clause 13.11. The repurchase date must fall no later than twenty (20) Business Days after the end of the period referred to in paragraph (a) above.

(c)

The Issuer shall comply with the requirements of any applicable securities laws or regulations in connection with the repurchase of Bonds. To the extent that the provisions of such laws and regulations conflict with the provisions in this Clause 11.5, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Clause 11.5 by virtue of the conflict.

12.	MAINTENANCE TEST

12.1	The Maintenance Test is met if the Cash and Cash Equivalents is at least equivalent to USD 10,000,000 on the relevant Reference Date.

12.2

The Maintenance Test shall be tested quarterly on each Reference Date, as long as any Bond is outstanding, on the basis of the interim consolidated Financial Report for the period ending on the relevant Reference Date and on the basis of the Compliance Certificate delivered in connection therewith. The first Reference Date for the Maintenance Test shall be 30 September 2021.

13.	SPECIAL UNDERTAKINGS

So long as any Bond remains outstanding, the Issuer undertakes to comply and shall, where applicable, procure that each other Group Company will comply with the special undertakings set forth in this Clause 13.

13.1 Distributions

The Issuer shall not and shall procure that no other Material Group Company will, and shall use its best effort to procure that no other Group Company will, (a) make or pay any dividend, charge, fee, (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital, (b) repurchase any of its own shares, (c) redeem its share capital or other restricted equity with repayment to shareholders, (d) repay principal or pay interest under any shareholder loans (other than the VNV Loan), (e) grant any loans except to Group Companies pursuant to Clause 13.5, or (f) make any other similar distributions or transfers of value (Sw. värdeöverföringar) to the Issuer’s or the Subsidiaries’ direct and indirect shareholders or the Affiliates of such direct and indirect shareholders, unless such transaction is a Permitted Distribution.

13.2	Nature of business

The Issuer shall procure that no substantial change is made to the general nature of the business as carried out by the Group on the Issue Date if such substantial change would have a Material Adverse Effect, unless the relevant change is part of, or due to, the SPAC Transaction.

13.3	Financial Indebtedness

The Issuer shall not and shall procure that no other Material Group Company will, and shall use its best effort to procure that no other Group Company will, incur any new Financial Indebtedness, or maintain or prolong any existing Financial Indebtedness, provided however that each Group Company may incur, maintain or prolong any Financial Indebtedness that constitutes Permitted Debt.

13.4	Negative Pledge

The Issuer shall not and shall procure that no other Material Group Company will, and shall use its best effort to procure that no other Group Company will, provide, prolong or renew any Security over any of its/their assets (present or future) to secure any loan or other indebtedness, provided however that each Group Company may provide, prolong and renew any Permitted Security.

13.5	Loans out

The Issuer shall not and shall procure that no other Material Group Company will, and shall use its best effort to procure that no other Group Company will, extend any loans in any form to any other party, save for:

(a)	loans made or extended to Material Group Companies;

(b)	loans made or extended to Group Companies that are not Material Group Companies, in a maximum aggregated amount of USD 15,000,000; and

(c)	loans made or extended to any third party, provided that such loan is made in the ordinary course of business of the relevant Group Company.

13.6	Maintenance Test

The Issuer shall procure that the Maintenance Test is met for as long as any Bond is outstanding.

13.7	Disposals of assets, mergers and demergers

The Issuer shall not and shall procure that no other Material Group Company will, and shall use its best effort to procure that no other Group Company will:

(a)

sell, transfer or otherwise dispose of shares in any Group Company or of all or substantially all of its or any Group Company’s assets or operations to any Person not being the Issuer or any of the Issuer’s wholly-owned Subsidiaries; or

(b)	enter into any amalgamation, demerger, merger or consolidation, unless (i) between Group Companies (other than the Issuer), or (ii) between the Issuer and a Group Company or any other company;

unless the transaction (taken as a whole also taking into account any transaction ancillary or related thereto) (i) constitutes part of the SPAC Transaction, (ii) is carried out at fair market value and provided that it does not have a Material Adverse Effect and provided that a merger or demerger with the effect that the Issuer is not the surviving entity shall not be permitted or (iii) constitutes a dissolving or liquidation of a dormant Group Company. The Issuer shall, upon request by the Agent, provide the Agent with any relevant information relating to the transaction, which the Agent deems necessary (acting reasonably).

13.8 Dealings with related parties

The Issuer shall and shall procure that each other Material Group Company will, and shall use its best effort to procure that no other Group Company will, conduct all dealings with the direct and indirect shareholders of the relevant Group Company (excluding when such shareholder is a Material Group Company) and/or any Affiliates of such direct and indirect shareholders at arm’s length terms.

13.9 Compliance with laws

The Issuer shall, and shall procure that each other Material Group Company will, comply in all material respects with all laws and regulations applicable from time to time.

13.10	Authorisations

The Issuer shall, and shall procure that each other Material Group Company will, obtain, maintain, and in all material respects comply with, the terms and conditions of any authorisation, approval, licence or other permit required for the business carried out by the Group.

13.11	Information undertakings

(a)	The Issuer shall:

(i)

prepare and make available in English the annual audited consolidated financial statements of the Group, including a profit and loss account, balance sheet, a cash flow statement and management commentary or report from the Issuer’s board of directors, to the Agent and on the website of the Group not later than four (4) months after the expiry of each financial year ending after the Issue Date;

(ii)

prepare and make available in English quarterly interim unaudited consolidated reports of the Group, including a profit and loss account, balance sheet and a cash flow statement, to the Agent and on the website of the Group not later than two (2) months after the expiry of each quarter of the Issuer’s financial year;

(iii)	issue a Compliance Certificate to the Agent:

(A)	when a Financial Report is made available; and

(B)	at the Agent’s reasonable request, within twenty (20) calendar days from such request;

(iv)	keep the latest version of these Terms and Conditions (including documents amending these Terms and Conditions) available on the website of the Group;

(v)

promptly notify the Agent (and, as regards a Change of Control Event, the Holders) upon becoming aware of the occurrence of a Change of Control Event or an Event of Default, and shall provide the Agent with such further information as the Agent may request (acting reasonably) following receipt of such notice (including, for the avoidance of doubt, calculations, figures and supporting documents in respect of the Maintenance Test); and

(vi)	prepare the Financial Reports in accordance with the Accounting Principles.

(b)

Any information that the Issuer shall make available or otherwise disclose pursuant to these Terms and Conditions shall (i) be confidential, and the recipient of such information shall confirm and agree to be bound by such confidentiality before the information is accessed and, (ii) if made available on the website of the Group, available only by entry of a password provided by the Issuer to Holders and beneficial holders of Bonds within reasonable time during normal business hours upon written request, subject to the Issuer having received a proof of holding or other evidence (in form and substance satisfactory to the Issuer) that the person making such inquiry is a Holder or a beneficial holder of Bonds.

13.12	Agent Agreement

(a)	The Issuer shall, in accordance with the Agent Agreement:

(i)	pay fees to the Agent;

(ii)	indemnify the Agent for costs, losses and liabilities;

(iii)	furnish to the Agent all information reasonably requested by or otherwise required to be delivered to the Agent; and

(iv)	not act in a way which would give the Agent a legal or contractual right to terminate the Agent Agreement.

(b)	The Issuer and the Agent shall not agree to amend any provisions of the Agent Agreement without the prior consent of the Holders if the amendment would be detrimental to the interests of the Holders.

13.13	CSD related undertakings

The Issuer shall keep the Bonds affiliated with a CSD and comply with any regulations issued or imposed by the CSD applicable to the Issuer from time to time.

14.	ACCELERATION OF THE BONDS

14.1

The Agent is entitled to, and shall following a demand in writing from a Holder (or Holders) representing at least fifty (50.00) per cent. of the Adjusted Nominal Amount (such demand may only be validly made by a Person who is a Holder on the second Business Day following the day on which the demand is received by the Agent and shall, if made by several Holders, be made by them jointly) or following an instruction or decision pursuant to Clause 14.6 or 14.7, on behalf of the Holders, declare all, but not only some, of the Bonds due for payment immediately or at such later date as the Agent determines (such later date not falling later than twenty (20) Business Days from the date on which the Agent made such declaration), if:

(a)

Non-payment: The Issuer fails to pay an amount on the date it is due in accordance with these Terms and Conditions unless its failure to pay is due to technical or administrative error and is remedied within five (5) Business Days of the due date;

(b)

Other obligations: The Issuer does not comply with these Terms and Conditions (other than the provisions under paragraph (a) above), unless the non-compliance is (i) capable of being remedied and (ii) is remedied within twenty (20) Business Days of the earlier of the Agent giving notice and the Issuer becoming aware of the non-compliance (if the failure or violation is not capable of being remedied, the Agent may declare the Bonds payable without such prior written request);

(c)	Cross-acceleration:

(i)

Any Financial Indebtedness of a Material Group Company is not paid when due nor within any originally applicable grace period, or is declared to be due and payable prior to its specified maturity as a result of an event of default (however described); or

(ii)	any security interest securing Financial Indebtedness over any asset of a Material Group Company is enforced,

provided, however, that the amount of Financial Indebtedness referred to under paragraphs (i) and/or (ii) above, individually or in the aggregate exceeds an amount corresponding to USD 2,000,000 (or its equivalent in other currencies) and provided that it does not apply to any Financial Indebtedness owed to a Group Company;

(d)	Insolvency:

(i)

A Material Group Company is unable or admits inability to pay its debts as they fall due or is declared to be unable to pay its debts under applicable law, suspends making payments on its debts generally or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors (other than under these Terms and Conditions) with a view to rescheduling its Financial Indebtedness; or

(ii)	a moratorium is declared in respect of the Financial Indebtedness of a Material Group Company,

provided however that the assets of the Issuer referred to under paragraphs (i) and/or (ii) above, individually or in the aggregate have a value equal to or exceeding USD 2,000,000 (or its equivalent in other currencies), calculated in accordance with the latest Financial Report;

(e)

Insolvency proceedings: Any corporate action, legal proceedings or other procedures are taken (other than (i) proceedings or petitions which are being disputed in good faith and are discharged, stayed or dismissed within sixty (60) calendar days of commencement or, if earlier, the date on which it is advertised and (ii), in relation to the Subsidiaries, solvent liquidations) in relation to:

(i)	the suspension of payments, winding-up, dissolution, administration or reorganisation (by way of voluntary agreement, scheme of arrangement or otherwise) of the Issuer;

(ii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Issuer or any of its assets; or

(iii)	any analogous procedure or step is taken in any jurisdiction in respect of the Issuer.

(f)

Mergers and demergers: A decision is made that any Material Group Company shall be merged or demerged into a company (other than pursuant to the SPAC Transaction), unless the merger or demerger is (i) between Group Companies (other than the Issuer), (ii) between the Issuer and a Group Company or any other company, provided that the Issuer is the surviving entity, in each case provided that such merger or demerger would not have a Material Adverse Effect;

(g)

Creditors’ process: Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Material Group Company having an aggregate value equal to or exceeding USD 2,000,000 (or its equivalent in other currencies) and is not discharged within sixty (60) calendar days;

(h)

Impossibility or illegality: It is or becomes impossible or unlawful for the Issuer to fulfil or perform any of the provisions of these Terms and Conditions or if the obligations under these Terms and Conditions are not, or cease to be, legal, valid, binding and enforceable, and provided that the Issuer has not initiated a redemption of the Bonds in accordance with Clause 11.3 (Voluntary total redemption);

(i)

Cessation of the business: A Material Group Company ceases to carry on its business (except if due to (i) a solvent liquidation of a Group Company other than the Issuer or (ii) a permitted disposal, merger or demerger as stipulated in Clause 13.7 (Disposals of assets, mergers and demergers) and provided, in relation to a discontinuation of a Group Company other than the Issuer, that such discontinuation would have a Material Adverse Effect.

14.2

The Agent may not accelerate the Bonds in accordance with Clause 14.1 by reference to a specific Event of Default if it is no longer continuing or if it has been decided, in accordance with these Terms and Conditions, to waive such Event of Default (temporarily or permanently). However, if a moratorium occurs, the ending of that moratorium will not prevent acceleration for payment prematurely on the ground mentioned under paragraph (d)(ii) of Clause 14.1.

14.3

If the right to accelerate the Bonds is based upon a decision of a court of law or a government authority, it is necessary that the decision has become enforceable under law and that the period of appeal has expired in order for cause of acceleration to be deemed to exist.

14.4

The Issuer is obliged to inform the Agent without undue delay if any circumstance of the type specified in Clause 14.1 should occur. Should the Agent not receive such information, the Agent is entitled to assume that no such circumstance exists or can be expected to occur, provided that the Agent does not have knowledge of such circumstance. The Agent is under no obligations to make any investigations relating to the circumstances specified in Clause 14.1. The Issuer shall further, at the request of the Agent (acting reasonably), provide the Agent with details of any circumstances referred to in Clause 14.1 and provide the Agent with all documents that are reasonably requested by the Agent and that may be reasonably considered to be of significance for the application of this Clause 14.

14.5

The Issuer is only obliged to inform the Agent according to Clause 14.4 if informing the Agent would not conflict with any statute or the Issuer’s registration contract with any marketplace on which the Issuer’s securities from time to time are listed or admitted to trading. If such a conflict would exist pursuant to such listing contract or otherwise, the Issuer shall however be obliged to either seek the approval from the relevant marketplace or undertake other reasonable measures, including entering into a non-disclosure agreement with the Agent, in order to be able to timely inform the Agent according to Clause 14.4.

14.6

If the Agent has been notified by the Issuer or has otherwise received actual knowledge that there is a default under the Finance Documents according to Clause 14.1, the Agent shall (i) notify, within ten (10) Business Days of the day of notification or actual knowledge, the Holders of the default and (ii) decide, within twenty (20) Business Days of the day of notification or actual knowledge, if the Bonds shall be accelerated. If the Agent has decided not to accelerate the Bonds, the Agent shall, at the earliest possible date, notify the Holders that there exists a right of acceleration and obtain instructions from the Holders according to the provisions in Clause 16 (Decisions by Holders). If the Holders vote in favour of acceleration and instruct the Agent to accelerate the Bonds, the Agent shall promptly declare the Bonds accelerated. However, if the cause for acceleration has ceased or been remedied before the acceleration, the Agent shall not accelerate the Bonds. The Agent shall in such case, at the earliest possible date, notify the Holders that the cause for acceleration has ceased. The Agent shall always be entitled to take the time necessary to consider whether an occurred event constitutes an Event of Default.

14.7

If the Holders, without any prior initiative to decision from the Agent or the Issuer, have made a decision regarding acceleration in accordance with Clause 16 (Decisions by Holders), the Agent shall promptly declare the Bonds due and payable. The Agent is, however, not liable to take action if the Agent considers cause for acceleration not to be at hand, unless the instructing Holders agree in writing to indemnify and hold the Agent harmless from any loss or liability and, if requested by the Agent in its discretion, grant sufficient security for such indemnity.

14.8

If the Bonds are declared due and payable in accordance with the provisions in this Clause 14, the Agent shall take every reasonable measure necessary to recover the amounts outstanding under the Bonds.

14.9

For the avoidance of doubt, the Bonds cannot be accelerated and become due for payment prematurely according to this Clause 14 without relevant decision by the Agent or following instructions from the Holders’ pursuant to Clause 16 (Decisions by Holders).

14.10

If the Bonds are declared due and payable in accordance with this Clause 14, the Issuer shall redeem all Bonds with an amount per Bond equal to one hundred and one (101.00) per cent. of the Nominal Amount (plus accrued and unpaid interest). Acceleration requires that an Event of Default has occurred and is continuing.

15.	DISTRIBUTION OF PROCEEDS

15.1

If the Bonds have been declared due and payable due to an Event of Default, all payments by the Issuer relating to the Bonds shall be distributed in the following order of priority, in accordance with the instructions of the Agent:

(a)

first, in or towards payment pro rata of (i) all unpaid fees, costs, expenses and indemnities payable by the Issuer to the Agent, (ii) other costs, expenses and indemnities relating to the acceleration of the Bonds or the protection of the Holders’ rights, (iii) any non-reimbursed costs incurred by the Agent for external experts, and (iv) any non-reimbursed costs and expenses incurred by the Agent in relation to a Holders’ Meeting or a Written Procedure;

(b)

secondly, in or towards payment pro rata of accrued but unpaid interest under the Bonds (interest due on an earlier Interest Payment Date to be paid before any interest due on a later Interest Payment Date);

(c)	thirdly, in or towards payment pro rata of any unpaid principal under the Bonds; and

(d)	fourthly, in or towards payment pro rata of any other costs or outstanding amounts unpaid under these Terms and Conditions.

Any excess funds after the application of proceeds in accordance with Clause 15.1 shall be paid to the Issuer. The application of proceeds in accordance with Clause 15.1 shall, however, not restrict a Holders’ Meeting or a Written Procedure from resolving that accrued Interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

15.2

If a Holder or another party has paid any fees, costs, expenses or indemnities referred to in Clause 15.1, such Holder or other party shall be entitled to reimbursement by way of a corresponding distribution in accordance with Clause 15.1.

15.3

If the Issuer or the Agent shall make any payment under this Clause 15, the Issuer or the Agent, as applicable, shall notify the Holders of any such payment at least fifteen (15) Business Days before the payment is made. Such notice shall specify the Record Date, the payment date and the amount to be paid. Notwithstanding the foregoing, for any Interest due but unpaid the Record Date specified in Clause 9.1 shall apply.

16.	DECISIONS BY HOLDERS

16.1

A request by the Agent for a decision by the Holders on a matter relating to the Finance Documents shall (at the option of the Agent) be dealt with at a Holders’ Meeting or by way of a Written Procedure.

16.2	Any request from the Issuer or a Holder (or Holders) representing at least twenty (20.00) per cent. of the Adjusted Nominal Amount (such request may only be validly made by a Person who is a Holder on the Business Day immediately following the day on which the request is received by the Agent and shall, if made by several Holders, be made by them jointly) for a decision by the Holders on a matter relating to the Finance Documents shall be directed to the Agent and dealt with at a Holders’ Meeting or by way of a Written Procedure, as determined by the Agent. The Person requesting the decision may suggest the form for decision making, but if it is in the Agent’s opinion more appropriate that a matter is dealt with at a Holders’ Meeting than by way of a Written Procedure, it shall be dealt with at a Holders’ Meeting.

16.3	The Agent may refrain from convening a Holders’ Meeting or instigating a Written Procedure if:

(a)	the suggested decision must be approved by any Person in addition to the Holders and such Person has informed the Agent that an approval will not be given; or

(b)	the suggested decision is not in accordance with applicable laws.

16.4

Only a Person who is, or who has been provided with a power of attorney or other proof of authorisation pursuant to Clause 8 (Right to act on behalf of a Holder) from a Person who is, registered as a Holder:

(a)	on the Record Date prior to the date of the Holders’ Meeting, in respect of a Holders’ Meeting, or

(b)	on the Business Day specified in the communication pursuant to Clause 18.3, in respect of a Written Procedure,

may exercise voting rights as a Holder at such Holders’ Meeting or in such Written Procedure, provided that the relevant Bonds are included in the definition of Adjusted Nominal Amount.

16.5

The following matters shall require consent of Holders representing at least two thirds (2/3) of the Adjusted Nominal Amount for which Holders are voting at a Holders’ Meeting or for which Holders reply in a Written Procedure in accordance with the instructions given pursuant to Clause 18.3:

(a)	waive a breach of or amend an undertaking set out in Clause 12 (Maintenance Test) or Clause 13 (Special undertakings);

(b)	a mandatory exchange of Bonds for other securities;

(c)	reduce the principal amount, Interest Rate or Interest which shall be paid by the Issuer;

(d)	amend any payment day for principal or Interest or waive any breach of a payment undertaking; or

(e)	amend the provisions in this Clause 16.5 or in Clause 16.6.

16.6

Any matter not covered by Clause 16.5 shall require the consent of Holders representing more than fifty (50.00) per cent. of the Adjusted Nominal Amount for which Holders are voting at a Holders’ Meeting or for which Holders reply in a Written Procedure in accordance with the instructions given pursuant to Clause 18.3. This includes, but is not limited to, any amendment to or waiver of the terms of any Finance Documents that does not require a higher majority (other than an amendment permitted pursuant to paragraph (a) or (b) of Clause 19.1), acceleration of the Bonds.

16.7

Quorum at a Holders’ Meeting or in respect of a Written Procedure only exists if a Holder (or Holders) representing at least fifty (50.00) per cent. of the Adjusted Nominal Amount in respect of matters set out in Clause 16.5 above and at least twenty (20.00) per cent. of the Adjusted Nominal Amount in respect of matters set out in Clause 16.6 above:

(a)	if at a Holders’ Meeting, attend the meeting in person or by telephone conference (or appear through duly authorised representatives); or

(b)	if in respect of a Written Procedure, reply to the request.

16.8

If a quorum does not exist at a Holders’ Meeting or in respect of a Written Procedure, the Agent or the Issuer shall convene a second Holders’ Meeting (in accordance with Clause 17.1) or initiate a second Written Procedure (in accordance with Clause 18.1), as the case may be, provided that the relevant proposal has not been withdrawn by the Person(s) who initiated the procedure for Holders’ consent. The quorum requirement in Clause 16.7 shall not apply to such second Holders’ Meeting or Written Procedure.

16.9

Any decision which extends or increases the obligations of the Issuer or the Agent, or limits, reduces or extinguishes the rights or benefits of the Issuer or the Agent, under the Finance Documents shall be subject to the Issuer’s or the Agent’s consent, as appropriate.

16.10	A Holder holding more than one Bond need not use all its votes or cast all the votes to which it is entitled in the same way and may in its discretion use or cast some of its votes only.

16.11

The Issuer may not, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as inducement to any consent under the Finance Documents, unless such consideration is offered to all Holders that consent at the relevant Holders’ Meeting or in a Written Procedure within the time period stipulated for the consideration to be payable or the time period for replies in the Written Procedure, as the case may be.

16.12

A matter decided at a duly convened and held Holders’ Meeting or by way of Written Procedure is binding on all Holders, irrespective of them being present or represented at the Holders’ Meeting or responding in the Written Procedure. The Holders that have not adopted or voted for a decision shall not be liable for any damages that this may cause other Holders.

16.13

All costs and expenses reasonably incurred by the Issuer or the Agent for the purpose of convening a Holders’ Meeting or for the purpose of carrying out a Written Procedure, including reasonable fees to the Agent, shall be paid by the Issuer.

16.14

If a decision shall be taken by the Holders on a matter relating to the Finance Documents, the Issuer shall promptly at the request of the Agent provide the Agent with a certificate specifying the number of Bonds owned by Group Companies or (to the knowledge of the Issuer) their Affiliates, irrespective of whether such Person is directly registered as owner of such Bonds. The Agent shall not be responsible for the accuracy of such certificate or otherwise be responsible to determine whether a Bond is owned by a Group Company or an Affiliate of a Group Company.

16.15

Information about decisions taken at a Holders’ Meeting or by way of a Written Procedure shall promptly be sent by notice to the Holders and published on the website of the Agent, provided that a failure to do so shall not invalidate any decision made or voting result achieved. The minutes from the relevant Holders’ Meeting or Written Procedure shall at the request of a Holder be sent to it by the Issuer or the Agent, as applicable.

17.	HOLDERS’ MEETING

17.1

The Agent shall convene a Holders’ Meeting no later than five (5) Business Days after receipt of a request from the Issuer or the Holder(s) (or such later date as may be necessary for technical or administrative reasons). The notice for a Holders’ Meeting shall be sent to all Holders registered in the CSD at the time the notice is sent from the CSD. If the Holders’ Meeting has been requested by the Holder(s), the Agent shall send a copy of the notice to the Issuer.

17.2

Should the Issuer want to replace the Agent, it may convene a Holders’ Meeting in accordance with Clause 17.1 with a copy to the Agent. After a request from the Holders pursuant to paragraph (c) of Clause 20.4 (Replacement of the Agent), the Issuer shall no later than five (5) Business Days after receipt of such request (or such later date as may be necessary for technical or administrative reasons) convene a Holders’ Meeting in accordance with Clause 17.1.

17.3	The notice pursuant to Clause 17.1 shall include:

(a)	time for the meeting;

(b)	place for the meeting;

(c)	agenda for the meeting (including each request for a decision by the Holders); and

(d)	a form of power of attorney.

Only matters that have been included in the notice may be resolved upon at the Holders’ Meeting. Should prior notification by the Holders be required in order to attend the Holders’ Meeting, such requirement shall be included in the notice.

17.4	The Holders’ Meeting shall be held no earlier than ten (10) Business Days and no later than twenty (20) Business Days from the notice.

17.5

If the Agent, in breach of these Terms and Conditions, has not convened a Holders’ Meeting within five (5) Business Days after having received such notice, the requesting Person may convene the Holders’ Meeting itself. If the requesting Person is a Holder, and if no Person to open the Holders’ Meeting has been appointed by the Agent, the meeting shall be opened by a Person appointed by the requesting Person.

17.6

At a Holders’ Meeting, the Issuer, the Holders (or the Holders’ representatives/proxies) and the Agent may attend along with each of their representatives, counsels and assistants. Further, the directors of the board, the managing director and other officials of the Issuer and the Issuer’s auditors may attend the Holders’ Meeting. The Holders’ Meeting may decide that further individuals may attend. If a representative/proxy shall attend the Holders’ Meeting instead of the Holder, the representative/proxy shall present a duly executed proxy or other document establishing its authority to represent the Holder.

17.7

Without amending or varying these Terms and Conditions, the Agent may prescribe such further regulations regarding the convening and holding of a Holders’ Meeting as the Agent may deem appropriate. Such regulations may include a possibility for Holders to vote without attending the meeting in person.

18.	WRITTEN PROCEDURE

18.1

The Agent shall instigate a Written Procedure no later than five (5) Business Days after receipt of a request from the Issuer or the Holder(s) (or such later date as may be necessary for technical or administrative reasons). The notice for a Written Procedure shall be sent to all Holders registered in the CSD at the time the notice is sent from the CSD. If the Written Procedure has been requested by the Holder(s), the Agent shall send a copy of the communication to the Issuer.

18.2	Should the Issuer want to replace the Agent, it may send a communication in accordance with Clause 18.1 to each Holder with a copy to the Agent.

18.3

A communication pursuant to Clause 18.1 shall include (a) each request for a decision by the Holders, (b) a description of the reasons for each request, (c) a specification of the Business Day on which a Person must be registered as a Holder in order to be entitled to exercise voting rights (such Business Day not to fall earlier than the effective date of the communication pursuant to Clause 18.1), (d) instructions and directions on where to receive a form for replying to the request (such form to include an option to vote yes or no for each request) as well as a form of power of attorney or other proof of authorisation, and (e) the stipulated time period within which the Holder must reply to the request (such time period to last at least ten (10) Business Days but not more than twenty (20) Business Days from the effective date of the communication pursuant to Clause 18.1). If the voting shall be made electronically, instructions for such voting shall be included in the communication.

18.4

If the Agent, in breach of these Terms and Conditions, has not instigated a Written Procedure within five (5) Business Days after having received such notice, the requesting Person may instigate a Written Procedure itself.

18.5

When the requisite majority consents of the Adjusted Nominal Amount pursuant to Clauses 16.5 and 16.6 have been received in a Written Procedure, the relevant decision shall be deemed to be adopted pursuant to Clause 16.5 or 16.6, as the case may be, even if the time period for replies in the Written Procedure has not yet expired.

19.	AMENDMENTS AND WAIVERS

19.1	The Issuer and the Agent (acting on behalf of the Holders) may agree to amend the Finance Documents or waive any provision in the Finance Documents, provided that:

(a)	the Agent is satisfied that such amendment or waiver is not detrimental to the interest of the Holders, or is made solely for the purpose of rectifying obvious errors and mistakes;

(b)	the Agent is satisfied that such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or

(c)	such amendment or waiver has been duly approved by the Holders in accordance with Clause 16 (Decisions by Holders).

19.2

The consent of the Holders is not necessary to approve the particular form of any amendment or waiver to the Finance Documents. It is sufficient if such consent approves the substance of the amendment or waiver.

19.3

The Agent shall promptly notify the Holders of any amendments or waivers made in accordance with Clause 19.1, setting out the date from which the amendment or waiver will be effective, and ensure that any amendments to the Finance Documents are made available on the website of the Agent. The Issuer shall ensure that any amendments to the Finance Documents are duly registered with the CSD and each other relevant organisation or authority.

19.4	An amendment or waiver to the Finance Documents shall take effect on the date determined by the Holders Meeting, in the Written Procedure or by the Agent, as the case may be.

20.	APPOINTMENT AND REPLACEMENT OF THE AGENT

20.1	Appointment of Agent

(a)

By subscribing for Bonds, each initial Holder appoints the Agent to act as its agent in all matters relating to the Bonds and the Finance Documents, and authorises the Agent to act on its behalf (without first having to obtain its consent, unless such consent is specifically required by these Terms and Conditions) in any legal or arbitration proceedings relating to the Bonds held by such Holder, including the winding-up, dissolution, liquidation, company reorganisation (Sw. företagsrekonstruktion), or bankruptcy (Sw. konkurs) (or its equivalent in any other jurisdiction) of the Issuer.

(b)	By acquiring Bonds, each subsequent Holder confirms the appointment and authorisation for the Agent to act on its behalf, as set forth in paragraph (a) above.

(c)

Each Holder shall immediately upon request by the Agent provide the Agent with any such documents, including a written power of attorney (in form and substance satisfactory to the Agent), as the Agent deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Agent is under no obligation to represent a Holder which does not comply with such request.

(d)

The Issuer shall promptly upon request provide the Agent with any documents and other assistance (in form and substance satisfactory to the Agent), that the Agent deems necessary (acting reasonably) for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents.

(e)

The Agent is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents and the Agent’s obligations as agent under the Finance Documents are conditioned upon the due payment of such fees and indemnifications.

(f)	The Agent may act as agent for several issues of securities or loans issued by or relating to the Issuer and other Group Companies notwithstanding potential conflicts of interest.

20.2	Duties of the Agent

(a)

The Agent shall represent the Holders in accordance with the Finance Documents. However, the Agent is not responsible for the contents, execution, legal validity or enforceability of the Finance Documents. The Agent shall keep the latest version of these Terms and Conditions (including any document amending these Terms and Conditions) available on the website of the Agent.

(b)

The Agent is not obliged to actively assess or monitor (i) the financial condition of the Issuer or any Group Company, (ii) the compliance by the Issuer of the Finance Documents (unless expressly set out in the Finance Documents) or (iii) whether an Event of Default (or any event that may lead to an Event of Default) has occurred or not. Until it has actual knowledge to the contrary, the Agent is entitled to assume that no Event of Default has occurred.

(c)

The Agent may assume that any information, documentation and evidence delivered to it is accurate, legally valid, enforceable, correct, true and complete unless it has actual knowledge to the contrary, and the Agent does not have to verify or assess the contents of any such information, documentation or evidence. The Agent does not review any information, documents and evidence from a legal or commercial perspective of the Holders.

(d)	The Agent shall upon request by a Holder disclose the identity of any other Holder who has consented to the Agent in doing so.

(e)

When acting in accordance with the Finance Documents, the Agent is always acting with binding effect on behalf of the Holders. The Agent shall carry out its duties under the Finance Documents in a reasonable, proficient and professional manner, with reasonable care and skill.

(f)	The Agent is entitled to delegate its duties to other professional parties, but the Agent shall remain liable for the actions of such parties under the Finance Documents.

(g)

The Agent shall treat all Holders equally and, when acting pursuant to the Finance Documents, act with regard only to the interests of the Holders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other Person, other than as explicitly stated in the Finance Documents.

(h)

The Agent shall be entitled to disclose to the Holders any event or circumstance directly or indirectly relating to the Issuer or the Bonds. Notwithstanding the foregoing, the Agent may if it considers it to be beneficial to the interests of the Holders delay disclosure or refrain from disclosing certain information other than in respect of an Event of Default that has occurred and is continuing.

(i)

The Agent is entitled to engage external experts when carrying out its duties under the Finance Documents. The Issuer shall on demand by the agent pay all costs for external experts engaged (i) after the occurrence of an Event of Default, (ii) for the purpose of investigating or considering an event which the Agent reasonably believes is or may lead to an Event of Default or a matter relating to the Issuer which the Agent reasonably believes may be detrimental to the interests of the Holders under the Finance Documents, (iii) in connection with any amendments or waivers in accordance with Clause 19.1 or (iv) when the Agent is to make a determination under the Finance Documents. Any compensation for damages or other recoveries received by the Agent from external experts engaged by it for the purpose of carrying out its duties under the Finance Documents shall be distributed in accordance with Clause 15 (Distribution of proceeds).

(j)

The Agent shall enter into agreements with the CSD, and comply with such agreement and the CSD regulations applicable to the Agent, as may be necessary in order for the Agent to carry out its duties under the Finance Documents.

(k)	The Agent or the Paying Agent may instruct the CSD to split the Bonds to a lower nominal amount in order to facilitate partial redemptions, restructuring of the Bonds or other situations.

(l)

Notwithstanding any other provision of the Finance Documents to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.

(m)

If in the Agent’s reasonable opinion the cost, loss or liability which it may incur (including reasonable fees to the Agent) in complying with instructions of the Holders, or taking any action at its own initiative, will not be covered by the Issuer, the Agent may refrain from acting in accordance with such instructions, or taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.

(n)

The Agent shall give a notice to the Holders (a) before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Agent under the Finance Documents, or (b) if it refrains from acting for any reason described in paragraph (m) above.

(o)

The Agent’s duties under these Terms and Conditions are solely mechanical and administrative in nature and the Agent only acts in accordance with these Terms and Conditions and upon instructions from the Holders, unless otherwise set out in these Terms and Conditions. In particular, the Agent is not acting as an advisor (whether legal, financial or otherwise) to the Holders or any other person.

20.3	Limited liability for the Agent

(a)

The Agent will not be liable to the Holders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its fraud, negligence or wilful misconduct. The Agent shall never be responsible for indirect loss.

(b)

The Agent shall not be considered to have acted negligently if it has acted in accordance with advice from or opinions of reputable external experts addressed to the Agent or if the Agent has acted with reasonable care in a situation when the Agent considers that it is detrimental to the interests of the Holders to delay the action in order to first obtain instructions from the Holders.

(c)	The Agent shall not be liable for any delay (or any related consequences) in crediting an account with an amount required pursuant to the Finance Documents to be paid by the Agent to the Holders, provided that the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	The Agent shall have no liability to the Holders for damage caused by the Agent acting in accordance with instructions of the Holders given in accordance with Clause 16 (Decisions by Holders).

(e)

Any liability towards the Issuer which is incurred by the Agent in acting under, or in relation to, the Finance Documents shall not be subject to set-off against the obligations of the Issuer to the Holders under the Finance Documents.

(f)	The Agent is not liable for information provided to the Holders by or on behalf of the Issuer or by any other person.

20.4	Replacement of the Agent

(a)

Subject to paragraph (f) below, the Agent may resign by giving notice to the Issuer and the Holders, in which case the Holders shall appoint a successor Agent at a Holders’ Meeting convened by the retiring Agent or by way of Written Procedure initiated by the retiring Agent.

(b)

Subject to paragraph (f) below, if the Agent is insolvent or becomes subject to bankruptcy proceedings, the Agent shall be deemed to resign as Agent and the Issuer shall within ten (10) Business Days appoint a successor Agent which shall be an independent financial institution or other reputable company which regularly acts as agent under debt issuances.

(c)

A Holder (or Holders) representing at least twenty (20.00) per cent. of the Adjusted Nominal Amount may, by notice to the Issuer (such notice may only be validly given by a Person who is a Holder on the Business Day immediately following the day on which the notice is received by the Issuer and shall, if given by several Holders, be given by them jointly), require that a Holders’ Meeting is held for the purpose of dismissing the Agent and appointing a new Agent. The Issuer may, at a Holders’ Meeting convened by it or by way of Written Procedure initiated by it, propose to the Holders that the Agent be dismissed and a new Agent appointed.

(d)

If the Holders have not appointed a successor Agent within ninety (90) calendar days after (i) the earlier of the notice of resignation was given or the resignation otherwise took place or (ii) the Agent was dismissed through a decision by the Holders, the Issuer shall appoint a successor Agent which shall be an independent financial institution or other reputable company which regularly acts as agent under debt issuances.

(e)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)

The Agent’s resignation or dismissal shall only take effect upon the appointment of a successor Agent and acceptance by such successor Agent of such appointment and the execution of all necessary documentation to effectively substitute the retiring Agent.

(g)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of the Finance Documents and remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Agent. Its successor, the Issuer and each of the Holders shall have the same rights and obligations amongst themselves under the Finance Documents as they would have had if such successor had been the original Agent.

(h)

In the event that there is a change of the Agent in accordance with this Clause 20.4, the Issuer shall execute such documents and take such actions as the new Agent may reasonably require for the purpose of vesting in such new Agent the rights, powers and obligation of the Agent and releasing the retiring Agent from its further obligations under the Finance Documents. Unless the Issuer and the new Agent agrees otherwise, the new Agent shall be entitled to the same fees and the same indemnities as the retiring Agent.

21.	APPOINTMENT AND REPLACEMENT OF THE PAYING AGENT

21.1

The Issuer appoints the Paying Agent to manage certain specified tasks under these Terms and Conditions and in accordance with the legislation, rules and regulations applicable to and/or issued by the CSD and relating to the Bonds.

21.2

The Paying Agent may retire from its assignment or be dismissed by the Issuer, provided that the Issuer has approved that a commercial bank or securities institution approved by the CSD accedes as new Paying Agent at the same time as the old Paying Agent retires or is dismissed. If the Paying Agent is insolvent or becomes subject to bankruptcy proceedings, the Issuer shall immediately appoint a new Paying Agent, which shall replace the old Paying Agent as paying agent in accordance with these Terms and Conditions.

21.3

The Paying Agent will not be liable to the Holders for damage or loss caused by any action taken or omitted by it under or in connection with these Terms and Conditions, unless directly caused by its gross negligence or wilful misconduct. The Paying Agent shall never be responsible for indirect or consequential loss.

22.	APPOINTMENT AND REPLACEMENT OF THE CSD

22.1	The Issuer has appointed the CSD to manage certain tasks under these Terms and Conditions and in accordance with the legislation, rules and regulations applicable to the CSD.

22.2

The CSD may retire from its assignment or be dismissed by the Issuer, provided that the Issuer has effectively appointed a replacement CSD that accedes as CSD at the same time as the old CSD retires or is dismissed and provided also that the replacement does not have a negative effect on any Holder.

23.	NO DIRECT ACTIONS BY HOLDERS

23.1	A Holder may not take any steps whatsoever against the Issuer or a Subsidiary to enforce or recover any amount due or owing to it pursuant to the Finance Documents, or to initiate,

support or procure the winding-up, dissolution, liquidation, company reorganisation (Sw. företagsrekonstruktion) or bankruptcy (Sw. konkurs) (or its equivalent in any other jurisdiction) of the Issuer or another Group Company in relation to any of the liabilities of the Issuer or a Subsidiary under the Finance Documents. Such steps may only be taken by the Agent.

23.2

Clause 23.1 shall not apply if the Agent has been instructed by the Holders in accordance with the Finance Documents to take certain actions but fails for any reason to take, or is unable to take (for any reason other than a failure by a Holder to provide documents in accordance with paragraph (c) of Clause 20.1 (Appointment of Agent)), such actions within a reasonable period of time and such failure or inability is continuing. However, if the failure to take certain actions is caused by the non-payment by the Issuer of any fee or indemnity due to the Agent under the Finance Documents or by any reason described in paragraph (m) of Clause 20.2 (Duties of the Agent), such failure must continue for at least forty (40) Business Days after notice pursuant to paragraph (n) of Clause 20.2 (Duties of the Agent) before a Holder may take any action referred to in Clause 23.1.

23.3

The provisions of Clause 23.1 shall not in any way limit an individual Holder’s right to claim and enforce payments which are due to it under Clause 11.5 (Mandatory repurchase due to a Change of Control Event (put option)) or other payments which are due by the Issuer to some but not all Holders.

24.	TIME-BAR

24.1

The right to receive repayment of the principal of the Bonds shall be time-barred and become void ten (10) years from the relevant Redemption Date. The right to receive payment of Interest (excluding any capitalised Interest) shall be time-barred and become void three (3) years from the relevant due date for payment. The Issuer is entitled to any funds set aside for payments in respect of which the Holders’ right to receive payment has been time-barred and has become void.

24.2

If a limitation period is duly interrupted in accordance with the Swedish Act on Limitations (Sw. preskriptionslag (1981:130)), a new time-bar period of ten (10) years with respect to the right to receive repayment of the principal of the Bonds, and of three (3) years with respect to the right to receive payment of Interest (excluding capitalised Interest) will commence, in both cases calculated from the date of interruption of the time-bar period, as such date is determined pursuant to the provisions of the Swedish Act on Limitations.

25.	NOTICES

25.1

Written notices to the Holders made by the Agent will be sent to the Holders via the CSD with a copy to the Issuer. Any such notice or communication will be deemed to be given or made via the CSD, when sent from the CSD.

25.2	The Issuer’s written notifications to the Holders will be sent to the Holders via the Agent or through the CSD with a copy to the Agent.

25.3

Notwithstanding Clause 25.1 and provided that such written notification does not require the Holders to take any action under these Terms and Conditions, the Issuer’s written notifications to the Holders may be published by the Agent on a relevant information platform only.

25.4

Unless otherwise specifically provided, all notices or other communications under or in connection with the Finance Documents between the Agent and the Issuer will be given or made in writing, by letter or e-mail. Any such notice or communication will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant party;

(b)	if by e-mail, when received; and

(c)	if by publication on a relevant information platform, when published.

25.5	The Issuer and the Agent shall each ensure that the other party is kept informed of changes in postal address, e-mail address and telephone numbers and contact persons.

25.6	When determining deadlines set out in these Terms and Conditions, the following will apply (unless otherwise stated):

(a)	if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;

(b)

if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and

(c)	if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.

25.7

Any notice that the Issuer or the Agent shall send to the Holders pursuant to Clauses 11.3, 11.5, 13.11(a)(iv), 14.6, 15.3, 16.15, 17.1, 18.1, 19.3, 20.2(n) and 20.4(a) shall also, subject to paragraph (b) of Clause 13.11 (Information undertakings), be made available on the websites of the Group and the Agent.

25.8

In addition to Clause 25.7, if any information relating to the Bonds, the Issuer or the Group contained in a notice that the Agent may send to the Holders under these Terms and Conditions has not already been made available on website of the Agent (subject to paragraph (b) of Clause 13.11 (Information undertakings)), the Agent shall before it sends such information to the Holders give the Issuer the opportunity to make such information available.

26.	FORCE MAJEURE AND LIMITATION OF LIABILITY

26.1

Neither the Agent nor the Paying Agent shall be held responsible for any damage arising out of any legal enactment, or any measure taken by a public authority, or war, pandemic, strike, lockout, boycott, blockade or any other similar circumstance (a “Force Majeure Event”). The reservation in respect of strikes, lockouts, boycotts and blockades applies even if the Agent or the Paying Agent itself takes such measures, or is subject to such measures.

26.2

The Paying Agent shall have no liability to the Holders if it has observed reasonable care. The Paying Agent shall never be responsible for indirect damage with exception of gross negligence and wilful misconduct.

26.3

Should a Force Majeure Event arise which prevents the Agent or the Paying Agent from taking any action required to comply with the Finance Documents, such action may be postponed until the obstacle has been removed.

26.4	The provisions in this Clause 26 apply unless they are inconsistent with the provisions of the applicable securities registration legislation which provisions shall take precedence.

27.	GOVERNING LAW AND JURISDICTION

27.1	These Terms and Conditions, and any non-contractual obligations arising out of or in connection therewith, shall be governed by and construed in accordance with the laws of Sweden.

27.2

Any dispute or claim arising in relation to these Terms and Conditions shall, subject to Clause 27.3, be determined by Swedish courts and the District Court of Stockholm shall be the court of first instance.

27.3

The submission to the jurisdiction of the Swedish courts shall not limit the right of the Agent (or the Holders, as applicable) to take proceedings against the Issuer in any court which may otherwise exercise jurisdiction over the Issuer or any of its assets.

We hereby certify that the above Terms and Conditions are binding upon ourselves.

Place:

The Issuer

Babylon Holdings Limited

/s/ Ali Parsadoust
Name: Ali Parsadoust	Name:
Title: Director	Title:

We hereby undertake to act in accordance with the above Terms and Conditions to the extent they refer to us.

Place:

The Agent

Nordic Trustee & Agency AB (publ)

/s/ Anna Litewka
Name: Anna Litewka

Signature page to the Terms and Conditions

SCHEDULE 1

FORM OF COMPLIANCE CERTIFICATE

To	Nordic Trustee & Agency AB (publ) as Agent
From:	Babylon Holdings Limited as Issuer
Date:	[Date]

Dear Sir or Madam,

Babylon Holdings Limited

USD 50,000,000 senior unsecured fixed rate bonds 2021/2022 with ISIN: NO0011074593 (the “Bonds”)

We refer to the terms and conditions for the Bonds (the “Terms and Conditions”). This is a Compliance Certificate. Terms defined in the Terms and Conditions have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that as at the date of the publication of the Financial Report for the period [●], [date]:

(a)	the companies listed in the attached schedule are Material Group Companies pursuant to the Terms and Conditions;

(b)

that the aggregated net revenue (calculated on the same basis as Consolidated Revenue) of such Material Group Companies pursuant to paragraph (a) above was [●] per cent. of the Consolidated Revenue (thus exceeding 90.00 per cent. of Consolidated Revenue); and

(c)	that such Material Group Companies pursuant to paragraph (a) above represent [●] per cent. of the total assets of the Group (thus exceeding 90.00 per cent. of total assets of the Group); and

and that the Minimum Material Group Coverage Ratio therefore has been attained.

[We confirm that the Maintenance Test is met and that in respect of the Reference Date [date] the Cash and Cash Equivalent was at least equivalent to USD 10,000,000.]

We confirm that, so far as we are aware, no Event of Default is continuing.1

Babylon Holdings Limited

Name:	Name:

Authorised signatory	Authorised signatory

[1]	If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 2

MATERIAL GROUP COMPANIES

Babylon Healthcare Services Limited, a UK incorporated company with reg. no. 09229684.

Babylon International Limited, a UK incorporated company with reg. no. 11210368.

Babylon Partners Limited, a UK incorporated company with reg. no. 08493276.

Babylon Inc., a US incorporated company with reg. no. 6861190.

Babylon Acquisition Corp., a US incorporated company with reg. no. 7951892.

Babylon Rwanda Limited, a Rwanda incorporated company with reg. no. 105126570.

Babylon Health Ireland Limited, an Ireland incorporated company with reg. no. 660147.

Babylon Malaysia SDN BHD, a Malaysia incorporated company with reg. no. 1307671-K.

Babylon Singapore PTE Limited, a Singapore incorporated company with reg. no. 201911810Z.

Babylon Technology LTDA, a Brazil incorporated company with reg. no. 33.866.535/0001-07.

Babylon Healthcare Inc., a US incorporated company with reg. no. 7309557.

Babylon Healthcare, P.C., a US incorporated professional corporation with reg. no. 72419685.

Babylon Healthcare, PLLC, a US incorporated company with reg. no. 803559972.

Telemedicine Associates, P.C., a US incorporated professional corporation with reg. no. 1319760.

California Telemedicine Associates, P.C., a US incorporated professional corporation with reg. no. C4527486.

Babylon Medical Group, a US incorporated professional corporation with reg. no. C4636954.

Babylon Healthcare N.C., P.C., a US incorporated professional corporation with reg. no. 5428891.

Babylon Healthcare N.J., P.C., a US incorporated professional corporation with reg. no. 0450543980.

Babylon Healthcare, P.A., a US incorporated professional association with reg. no. 5428891.

FirstChoice 360 Care Solutions, a US incorporated professional corporation with reg. no. C4671681.

Meritage Medical Network, a US incorporated professional corporation with reg. no. C1000464.

Meritage ACO, LLC, a US incorporated company with reg. no. 201224910069.

Meritage Management, LLC, a US incorporated company with reg. no. 201710110482.

Meritage Health Ventures, LLC, a US incorporated company with reg. no. 201925210216.

Meritage Health Plan, a US incorporated corporation with reg. no. C4309399.

SCHEDULE 3

ORIGINAL GROUP COMPANIES

Babylon Healthcare Services Limited, a UK incorporated company with reg. no. 09229684.

Babylon International Limited, a UK incorporated company with reg. no. 11210368.

Babylon Partners Limited, a UK incorporated company with reg. no. 08493276.

Babylon Inc., a US incorporated company with reg. no. 6861190.

Babylon Acquisition Corp., a US incorporated company with reg. no. 7951892.

Babylon Rwanda Limited, a Rwanda incorporated company with reg. no. 105126570.

Babylon Health Ireland Limited, an Ireland incorporated company with reg. no. 660147.

Babylon Malaysia SDN BHD, a Malaysia incorporated company with reg. no. 1307671-K.

Babylon Singapore PTE Limited, a Singapore incorporated company with reg. no. 201911810Z.

Babylon Technology LTDA, a Brazil incorporated company with reg. no. 33.866.535/0001-07.

Babylon Healthcare Inc., a US incorporated company with reg. no. 7309557.

Babylon Healthcare, P.C., a US incorporated professional corporation with reg. no. 72419685.

Babylon Healthcare, PLLC, a US incorporated company with reg. no. 803559972.

Telemedicine Associates, P.C., a US incorporated professional corporation with reg. no. 1319760.

California Telemedicine Associates, P.C., a US incorporated professional corporation with reg. no. C4527486.

Babylon Medical Group, a US incorporated professional corporation with reg. no. C4636954.

Babylon Healthcare N.C., P.C., a US incorporated professional corporation with reg. no. 5428891.

Babylon Healthcare N.J., P.C., a US incorporated professional corporation with reg. no. 0450543980.

Babylon Healthcare, P.A., a US incorporated professional association with reg. no. 5428891.

FirstChoice 360 Care Solutions, a US incorporated professional corporation with reg. no. C4671681.

Meritage Medical Network, a US incorporated professional corporation with reg. no. C1000464.

Meritage ACO, LLC, a US incorporated company with reg. no. 201224910069.

Meritage Management, LLC, a US incorporated company with reg. no. 201710110482.

Meritage Health Ventures, LLC, a US incorporated company with reg. no. 201925210216.

Meritage Health Plan, a US incorporated corporation with reg. no. C4309399.

Higi SH Holdings Inc., a US incorporated company with reg. no. 6339349.

Higi SH LLC, a Delaware limited liability company with reg. no. 5530128.

Higi SH Canada ULC, a Canadian incorporated company with reg. no. 1103121.

Higi Health Holdings LLC, a Delaware limited liability company with reg. no. 4985341.

Higi Health LLC, a Delaware limited liability company with reg. no. 4985302.

Health Innovators Inc., a US incorporated company with reg. no. 6978243.

Health Innovators Limited, a UK incorporated company with reg. no. 12317957.

DTDHI Health India PVT Ltd, an Indian incorporated company with reg. no. U74999DL2019PTC344019.